Exhibit 4.2

Execution Version
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of February 27, 2015, is made and entered into by and between Matador Resources Company, a Texas corporation (“Matador”), and HEYCO Energy Group, Inc., a Delaware corporation (“Shareholder”).
R E C I T A L S
WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 19, 2015 and as amended on January 26, 2015, February 2, 2015, February 6, 2015 and February 27, 2015 (the “Merger Agreement”), by and among Shareholder, Harvey E. Yates Company, a Texas corporation (the “Company”), Matador and MRC Delaware Resources, LLC, a Texas limited liability company (“Merger Subsidiary”), as partial consideration for the merger of the Company with and into Merger Subsidiary (the “Merger”), Matador has agreed to deliver to Shareholder (i) 3,140,960 Common Shares (as defined below) (the “Consideration Common Shares”) and (ii) 150,000 Series A Preferred Shares (as defined below) (the “Consideration Preferred Shares”), as adjusted pursuant to the terms of the Merger Agreement and the Escrow Agreement (as defined in the Merger Agreement); and
WHEREAS, as a condition to the consummation of the Merger, Shareholder has agreed to enter into this Agreement and vote the Covered Shares (as defined below) as described herein;
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:
(a)    “Common Shares” means shares of Common Stock, par value $0.01 per share, of Matador.
(b)    “Covered Shares” means, with respect to Shareholder at any time, (i) the Consideration Common Shares, (ii) the Consideration Preferred Shares, and (iii) all additional Common Shares of which Shareholder acquires sole or shared voting power during the period from the date hereof through the Expiration Time.
(c)    “Expiration Time” means the Series A Conversion Date.

(d)    “Securities” means, with respect to Shareholder at any time, (i) the Covered Shares and (ii) all additional securities of Matador (including all Common Shares and any options and other rights to acquire Common Shares) of which Shareholder acquires sole or shared voting power (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like) during the period from the date hereof through the Expiration Time.
(e)    “Series A Conversion Date” means the date on which the Series A Preferred Shares automatically convert into Common Shares pursuant to the Series A Statement of Resolutions.
(f)    “Series A Preferred Shares” means shares of Series A Preferred Stock, par value $0.01 per share, of Matador having the rights and obligations specified in the Series A Statement of Resolutions.
(g)    “Series A Statement of Resolutions” means the Statement of Resolutions, setting forth the designations, preferences and rights of the Series A Preferred Shares filed by Matador with the Secretary of State of the State of Texas.
(h)    A Person shall be deemed to have effected a “Transfer” of a Security if such Person directly or indirectly (i) sells (including short sales), pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Security or any interest in such Security; (ii) grants any proxies or power of attorney with respect to such Security other than pursuant to this Agreement; or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Security or any interest therein.
1.2    Other Definitional and Interpretative Provisions.
(a)    The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article or Section, such reference shall be to an Article of or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any arty by virtue of the authorship of any provision of this Agreement.
ARTICLE II
VOTING AGREEMENT
2.1    Agreement to Vote Covered Shares. During the term of this Agreement, at the Parent Shareholders Meeting and every other meeting of the shareholders of Matador that is called and at which action is to be taken with respect to approval of the Parent Charter Amendment, and at every adjournment or postponement thereof, and on every action or approval by written consent of shareholders of Matador with respect to approval of the Parent Charter Amendment, Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Covered Shares in favor of (i) the adoption of the Parent Charter Amendment and (ii) any related matter that must be approved by shareholders of Matador in order for the conversion of Series A Preferred Shares to occur on the Series A Conversion Date.
2.2    Other Voting Rights. Except as permitted by this Agreement, through the Expiration Time, Shareholder will continue to hold, and shall have the right to exercise, all voting rights related to the Covered Shares.
2.3    Grant of Irrevocable Proxy. Subject to Section 6.1, during the term of this Agreement, Shareholder irrevocably appoints Matador and any designee of Matador, and each of them individually, as Shareholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting of shareholders of Matador at which any of the matters described in Section 2.1 are to be considered through the Expiration Time, with respect to the Covered Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1; provided, however, that Shareholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, Shareholder has not delivered to the Secretary of Matador, at least two (2) Business Days prior to the applicable meeting, a duly executed irrevocable proxy card directing that the Covered Shares be voted in accordance with Section 2.1. This proxy, if it becomes effective, is given to secure the performance of the duties of Shareholder under this Agreement, and its existence will not be deemed to relieve Shareholder of his or its obligations under Section 2.1. This proxy shall expire and be deemed revoked automatically at the Expiration Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
Shareholder represents and warrants to Matador that:
3.1    Organization. Shareholder is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.
3.2    Authorization. The execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Shareholder.
3.3    Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming that this Agreement constitutes the valid and binding agreement of Matador, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms and conditions, except that the enforcement hereof may be limited by (%4) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (%4) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

3.4    No Conflict or Default. The execution, delivery and performance by Shareholder of this Agreement does not, and the consummation by Shareholder of the transactions contemplated herein will not, (i) violate or result in any breach of any provision of the Governing Documents of Shareholder; (ii) violate any Applicable Law binding upon Shareholder; (iii) violate or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any contract to which Shareholder is a party or by which any property or asset of Shareholder is bound or affected; except, with respect to clauses (ii) and (iii) above, for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to prevent or delay Shareholder from performing its obligations under this Agreement.
3.5    Total Common Shares. Prior to the Closing, Shareholder does not beneficially own any (a) shares of capital stock or voting securities of Matador; (b) securities of Matador convertible into or exchangeable for shares of capital stock or voting securities of Matador; or (c) options or other rights to acquire from Matador any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Matador.
3.6    No Litigation. There is no Proceeding pending or, to the knowledge of Shareholder, threatened against Shareholder seeking to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement.
3.7    Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Matador or any of its Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by Shareholder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MATADOR
Matador represents and warrants to Shareholder that:
4.1    Organization. Matador is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas.
4.2    Authorization. The execution, delivery and performance by Matador of this Agreement and the consummation by Matador of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Matador.
4.3    Due Execution and Delivery. This Agreement has been duly and validly executed and delivered by Matador and, assuming that this Agreement constitutes the valid and binding agreement of Shareholder, constitutes a valid and binding obligation of Matador, enforceable against Matador in accordance with its terms and conditions, except that the enforcement hereof may be limited by (%4) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (%4) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

ARTICLE V
COVENANTS
5.1    Transfer Restrictions. Prior to the date that is six (6) months after the Closing Date, Shareholder agrees not to cause or permit any Transfer of any Securities to be effected or to seek or solicit any Transfer. Shareholder agrees not to deposit (or permit the deposit of) any Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Shareholder under this Agreement with respect to any Securities. This Section 5.1 shall not prohibit a Transfer of the Covered Shares by Shareholder (i) to an Affiliate of Shareholder; provided, however, that such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Matador, to be bound by all of the terms of this Agreement or (ii) pursuant to the terms of the Escrow Agreement.
5.2    Further Assurances. Matador and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws, to consummate and make effective the transactions contemplated by this Agreement.
ARTICLE VI
MISCELLANEOUS
6.1    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Matador any direct or indirect ownership or incidence of ownership of or with respect to the Securities owned by Shareholder. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to Shareholder.
6.2    Publicity. Shareholder consents to and authorizes Matador to include and disclose in any proxy statement related to the Parent Charter Amendment, and in such other schedules, certificates, applications, agreements or documents, filed with the SEC or otherwise, as Matador may reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement Shareholder’s identity and ownership of the Covered Shares and the nature of Shareholder’s commitments, arrangements and understandings pursuant to this Agreement.
6.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by email (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) or sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Matador, to:

Matador Resources Company
One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, Texas 75240
Attention: General Counsel
Email: cadams@matadorresources.com
with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Douglass M. Rayburn
Email: doug.rayburn@bakerbotts.com
If to Shareholder, to:
HEYCO Energy Group, Inc.
2911 Turtle Creek Blvd., Suite 250
Dallas, Texas 75219
Attn: Tara Lewis
Email: tlewis@heycoenergy.com

with a copy (which shall not constitute notice) to:
Bracewell & Giuliani LLP
711 Louisiana Street
Suite 2300
Houston, Texas 77002
Attention: Charles H. Still, Jr.
Email: charles.still@bgllp.com
Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three (3) Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one (1) Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.
6.4    Amendments. This Agreement may be amended only by written agreement of the parties hereto.
6.5    Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Time.

6.6    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
6.7    Entire Agreement. This Agreement, the Merger Agreement and the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Merger Agreement, the other Transaction Documents and the Confidentiality Agreement. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the Merger Agreement the other Transaction Documents and the Confidentiality Agreement.
6.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise. Any assignment in violation of the foregoing shall be null and void.
6.9    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly set forth herein.
6.10    Governing Law and Venue; Consent to Jurisdiction.
(a)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.
(b)    The parties hereby irrevocably and unconditionally agree that federal or state courts located in Dallas County, Texas shall have exclusive jurisdiction over all disputes between the parties with respect to this Agreement. The parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. The parties hereby waive trial by jury in any action, proceeding, or counterclaim brought by any party against another in any matter whatsoever arising out of, in relation to, or in connection with, this Agreement or the Transaction Documents.
(c)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any court described in paragraph (a) above and the defense of an inconvenient forum to the maintenance of such claim in any such court.
6.11    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other customary means of electronic transmission (e.g., pdf)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

6.12    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Authority making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
6.13    Specific Performance. The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any party could not be adequately compensated by money damages alone and that the parties would not have any adequate remedy at law. In the event of any breach or threatened breach by any party of any provisions contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek • a decree or order of specific performance to enforce the observance and performance of such provisions, and • an injunction restraining such breach or threatened breach. Neither party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties further agree that they shall not object to the granting of an injunctive relief on the basis that an adequate remedy at law may exist.
[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

MATADOR RESOURCES COMPANY
By:     /s/ David E. Lancaster
Name:     David E. Lancaster

Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

HEYCO ENERGY GROUP, INC.
By:    /s/ George M. Yates
Name:     George M. Yates
Title:     President

Signature Page to Voting Agreement